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Exhibit 10.2

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL
TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL
HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION,
AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH
TWO ASTERISKS (**).

GAS GATHERING AGREEMENT

        THIS GAS GATHERING AGREEMENT (this "Agreement") is made and entered into as of this 1st day of May 2006 (the "Effective Date"), by and between Chesapeake Exploration Limited Partnership, hereinafter referred to as "Producer", and MarkWest Pinnacle L.P. hereinafter referred to as "Gatherer".

W I T N E S S E T H

        WHEREAS, Producer and Gatherer are parties to the following agreements, as amended, (the "Original Agreements") which they desire to terminate and replace with this Agreement:

  (1)
  The Natural Gas Purchase Agreement dated April 1, 2002 between Chesapeake Exploration Limited Partnership, formerly BRG Petroleum Corporation, and MarkWest Pinnacle L.P.

  (2)
  The Natural Gas Purchase Agreement dated December 1, 2002 between Chesapeake Exploration Limited Partnership, previously EXCO Resources, and MarkWest Pinnacle L.P.

  (3)
  The Gathering Agreement dated April 1, 1993, between Chesapeake Exploration Limited Partnership, previously EXCO Resources, and MarkWest Pinnacle L.P.

  (4)
  The Gas Purchase Agreement dated January 20, 2004 between Chesapeake Exploration Limited Partnership, formerly EXCO Resources, and MarkWest Pinnacle L.P.

  (5)
  The Natural Gas Purchase Agreement dated April 1, 2004 between Chesapeake Exploration Limited Partnership, formerly Kaiser Francis Oil Company and MarkWest Pinnacle L.P.

  (6)
  The Gas Transportation Agreement dated April 1, 2004 between Chesapeake Exploration Limited Partnership, formerly Kaiser Francis Oil Company and MarkWest Pinnacle L.P.

        WHEREAS, Gatherer owns, operates, and maintains a gas gathering system, compression facilities and natural gas processing facilities, all such facilities in the aggregate hereinafter referred to as the "System" which System is located in Rusk and Nacogdoches Counties, Texas and Gatherer has constructed or shall cause to be constructed gathering facilities to receive and gather Producer's Gas at the Receipt Point(s) and deliver gas to Producer or for Producer's account at the Delivery Point(s) under the terms and conditions herein; and

        WHEREAS, Producer represents that it owns or controls certain Natural Gas produced or to be produced and saved from the wells, lands, leaseholds and other sources within the bounded area depicted on Exhibit "A" attached hereto and made a part of this Agreement ("Area Dedication") which Producer has requested Gatherer to receive and gather at the Receipt Point(s) and deliver to Producer or for Producer's account at the Delivery Point(s), subject to the provisions hereof;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, Gatherer and Producer hereby agree as follows:

Article I.
DEFINITIONS

        Except as otherwise provided, the following terms as used herein shall have the meaning set forth below:

        1.1   "MCF" shall mean one thousand (1,000) cubic feet of Gas.

        1.2   "BTU" shall mean British thermal unit, which is the quantity of heat required to raise the temperature of one (1) pound avoirdupois of pure water from fifty-eight and five tenths degrees Fahrenheit (58.5°F) to fifty-nine and five tenths degrees Fahrenheit (59.5°F) at standard pressure.

        1.3   "MMBTU" shall mean one million British thermal units (1,000,000 BTU's).

        1.4   "Gas" or "Natural Gas" includes gas well gas produced from wells classified as gas wells by any governmental authority having jurisdiction, casinghead gas produced from oil wells so classified, and flash gas vaporized from crude oil and condensate therefrom after production.

        1.5   "Gas Unit" shall mean a drilling unit or proration unit as defined by field rules and administrative processes of the Texas Railroad Commission.

        1.6   "Day" shall mean a period of twenty-four (24) consecutive hours commencing at 9:00 o'clock a.m. Central time on one calendar day and ending at 9:00 o'clock a.m. Central time on the following calendar day.

        1.7   "Month" shall mean the period commencing on the first Day of a calendar month and ending on the first Day of the next calendar month.

        1.7   "Well" shall mean Producer's owned and/or controlled interest in any well productive of gas which is completed within the Area Dedicated.

        1.8   "System" shall mean all delivery, compression, gathering, measurement, treating, processing, dehydration facilities, and other related facilities constructed by or used by Gatherer to receive Producer's Gas at the Receipt Point(s) and deliver gas for Producer's account at the Delivery Point(s). For the purposes of Sections 6.3 and 15.1 herein, "System" shall also be construed to include all of Gatherer's delivery, compression, gathering, measurement, treating, processing, dehydration facilities, and other related facilities constructed by or used by Gatherer to receive Gas from other parties on pipelines contiguously connected to pipelines used by Gatherer to receive Producer's Gas. Also for the purposes of Sections 6.3 and 15.1 herein, "System" shall also be construed to include all of Gatherer's associated and related Gas Gathering, Purchase, Transportation, Compressor Lease, Gas Sales, Right-of-Way, and real property Agreements and/or Contracts as well as all permits, imbalance positions, and working capital adjustments necessary to operate the physical assets of the system.

        1.9   "Receipt Point(s)" shall mean the interconnect of Producer's production battery(ies), where Producer shall deliver Producer's Gas to Gatherer and Gatherer shall receive Producer's Gas in accordance with the terms of this Agreement. The MMBTU of the gas measured at the Receipt Point(s) shall be determined on a water saturated basis at Standard Base Conditions. From the Effective Date forward, the following connection and Receipt Point guidelines will apply:

    1.9.1
    For Gas Units that have existing Wells and Receipt Point(s) located therein, Producer will be responsible for laying flowlines needed to connect future Wells behind existing Receipt Points.

    1.9.2
    For Gas Units that do not have existing Wells and Receipt Point(s), Gatherer will be responsible for extending and expanding its system as needed to gather Gas at the initial Receipt Point for the additional Gas Unit. Once the initial Receipt Point for a Gas Unit is established, Producer will be responsible for laying flowlines needed to connect future Wells behind the initial Gas Unit Receipt Point.

        1.10 "Delivery Point(s)" shall have the meaning prescribed in Article III, Paragraph 3.2 herein. Gatherer shall redeliver Producer's Gas to Producer or to Producer's designee for Producer's account to these meters on a dry MMBTU basis at Standard Base Conditions.

        1.11 "Assumed Atmospheric Pressure for Measurement and Testing" shall mean fourteen and one half pounds per square inch absolute (14.5 psia) at the Receipt Point(s).

        1.12 "Standard Base Conditions" shall mean a pressure of fourteen and sixty five hundredths pounds per square inch absolute (14.65 psia) at a temperature of sixty degrees Fahrenheit (60°F).

        1.13 "Inferior Liquids" shall mean mixed crude oil, slop oil, salt water, nuisance liquids, and other liquids recovered by Gatherer in its System. Revenues from Inferior Liquids, drips, and other gathering system liquids will be retained by Gatherer to defray costs of treating and handling; Gatherer will not allocate or pay for those liquids.

        1.14 "NGPL" shall mean Natural Gas Pipeline of America, a subsidiary of Kinder Morgan Energy Partners, L.P.

Article II.
SCOPE OF AGREEMENT

        2.1   Gatherer agrees to construct, maintain, and operate (or cause others to construct, maintain, and operate) pipelines and related facilities required to enable Gatherer to receive Gas from Producer at the Receipt Point(s) and deliver a thermally equivalent quantity of Gas to Producer or for Producer's account at the Delivery Point(s) in accordance with the terms of this Agreement within the Area Dedication.

        2.2   Gatherer shall have sole responsibility for construction, maintenance, and operation of its System consistent with performing its obligations wherein Gatherer can extend the System, add to or remove components from the System, and operate the System in the manner Gatherer determines to be in its best interest. Gatherer shall operate the System or cause it to be operated, as the System may exist from time to time, in a manner consistent with general industry practice, but shall not be prevented thereby from being innovative or achieving cost efficiencies as it may deem necessary. Gatherer shall be responsible for carrying out all obligations stated in this Agreement; provided, however, if Producer believes Gatherer is in default of any obligation contained herein, Producer shall so notify Gatherer in writing giving full particulars thereof. Except as otherwise noted herein, Gatherer shall have thirty (30) days after receipt of notice from Producer in which to cure such default, if any.

        2.3   Producer shall dedicate all of Producer's owned and controlled Gas produced and saved from the Wells, lands, leaseholds and other sources within the bounded area depicted on Exhibit "A".

        2.4   Producer shall construct, maintain, and operate (or cause others to construct, maintain, and operate) pipelines and related facilities to enable the Gas from the Wells to be collected at production batteries located within each Gas Unit and delivered to Gatherer's Receipt Point(s). Producer shall select the location of Receipt Points to utilize as it connects future Wells. Producer shall provide estimates to Gatherer as to the expected maximum flow and timing of such flow at each Receipt Point to assist Gatherer in selecting the proper pipeline size required for the connection.

        2.5   **

        2.6   **

        2.7   Prior to October 1, 2006, Gatherer shall assist Producer in connecting Wells to Gatherer's System or to Producer's central battery(ies). The connection location shall be mutually agreed upon prior to Gatherer beginning construction. Producer shall reimburse Gatherer 100% for all Well connect costs incurred after May 1, 2006 and prior to October 1, 2006. The only exception to the foregoing being, Producer shall be responsible for all well connects which were or would have been associated with that certain Gas Transportation Agreement dated April 1, 2004 between Chesapeake Exploration Limited Partnership, formerly Kaiser Francis Oil Company and MarkWest Pinnacle L.P. On October 1, 2006 and through the term of this Agreement, Producer shall be responsible for all well connects and Gatherer shall only be responsible for the Receipt Point connections.

        2.8   Gatherer shall operate a dewpoint control treating facility to meet the forty-five (45) degree hydrocarbon dew point required by NGPL. Should the hydrocarbon dew point required by NGPL become less than forty-five (45) degrees, Gatherer and Producer shall work in good faith to determine a solution to the new hydrocarbon dew point requirement. This solution shall include a change in Fees to offset the capital expenditure and operating costs that shall be born upon the Gatherer in meeting the new hydrocarbon dew point specification as well as an agreed upon mechanism for passing through the keep whole economics resulting from the additional extraction of liquids from the Gas.

Article III.
RECEIPT AND DELIVERY OF GAS

        3.1   The Receipt Point(s) for Producer's Gas delivered to Gatherer shall be at the interconnection of Gatherer's central delivery point (CDP) meter at or near Producer's production battery facilities delivering Gas from the Wells located within Producer's Gas Unit.

        3.2   Delivery Point shall be at the outlet flange of Gatherer's measurement facilities at the point of interconnection between Gatherer and NGPL pipeline at either of the two delivery points into NGPL, as follows:

NGPL PIN 902922 "Cornerstone"	Nacogdoches County, Texas
NGPL PIN 900523 "Hunter"	Nacogdoches County, Texas

Or any other future delivery points on Gatherer's System that Gatherer and Producer mutually agree upon.

        3.3   Gatherer shall measure the quantity of gas received at each Receipt Point measured in MMBtu's and shall redeliver a thermally equivalent quantity of gas, less a **% fuel and loss allowance, for Producer's account at the Delivery Point(s).

Article IV.
OPERATIONAL IMBALANCE AND CASH BALANCING

        4.1   All gas quantities shall be delivered to Gatherer at the Receipt Point(s) and redelivered to Producer (or on behalf of Producer) at the Delivery Point(s) as nearly as practicable at uniform hourly and daily rates of flow. The parties recognize that certain gas imbalances may occur between the quantity of gas received by Gatherer for the account of Producer and the quantity of gas redelivered by Gatherer for the account of Producer. During each month the parties agree to cooperate with each other and with any interconnecting pipeline to remedy any imbalance as soon as either party becomes aware of an imbalance. At the end of each month, any imbalance in MMBTU between the quantity of gas received by Gatherer hereunder from all Receipt Point(s), less the applicable fuel and loss as outlined herein, and redelivered by Gatherer hereunder at the Delivery Point(s) shall be balanced by means of a payment to Producer from Gatherer or a payment to Gatherer from Producer, as applicable, valued at the Cash-out price. To the extent that Producer's Receipt Point(s) quantities, less the applicable fuel and loss, are greater than Producer's Delivery Point(s) quantities ("Due Producer"), Gatherer will make a payment to Producer for the imbalance based on the difference between Receipt Point(s) quantities, less the applicable fuel and loss, and the Delivery Point(s) quantities multiplied by the Cash-out price. To the extent that Producer's Receipt Point(s) quantities are less than Producer's Delivery Point(s) quantities ("Due Gatherer"), Gatherer will invoice Producer for the imbalance based on the difference between Receipt Point(s) quantities, less the applicable fuel and loss, and the Delivery Point(s) quantities multiplied by the Cash-out price. The Cash-out price shall be determined using the month's pricing in which the imbalance was generated. The Cash-out price shall be equal to the month's arithmetic average of the monthly posted average price as published in Platts Gas Daily Price Guide for the month in which the imbalance was generated, in the section entitled "Monthly averages of daily midpoints" for NGPL-Texok. Should the information necessary to calculate the Cash-out price cease to be available, Gatherer and Producer will work in good faith to determine a comparable substitute publication and/or daily posting(s) providing equivalent data.

        4.2   Producer shall be solely responsible for submitting appropriate nominations for redelivery of Gas, less the applicable fuel and loss, at the Delivery Point and for any and all delivery imbalances occurring with respect to Producer's Gas which is moving under Producer's pipeline transportation agreement to the extent that such imbalances are caused by Producer's failure to make proper and timely nominations. Producer shall indemnify and hold Gatherer harmless from any and all costs, expense, liabilities, or damages (including without limitation, pipeline imbalances, penalties, court costs, and attorney fees) arising due to any such pipeline imbalances on Producer's pipeline transportation agreement(s) caused by Producer's failure to make proper and timely nominations. Gatherer shall indemnify and hold Producer harmless from and against any and all costs, expense, liabilities, or damages (including without limitation, pipeline imbalances, penalties, court costs, and attorney fees) arising due to any such pipeline imbalances under Producer's pipeline transportation agreement caused by Gatherer's failure to properly and timely give effect to Producer's nominations, however, Gatherer shall not be responsible for eliminating any imbalances between Producer and any third party. Furthermore, Gatherer shall not be obligated to deviate from its standard operating and accounting procedures to reduce or eliminate any such imbalances.

Article V.
ADDITIONAL RECEIPT POINTS

        5.1   Gatherer shall use commercially reasonable efforts to construct pipelines and measurement equipment to connect and be prepared to receive gas from Producer's well(s) at the Receipt Point(s) developed within the Area Dedication when Producer's batteries are completed and ready to flow. Producer agrees to provide to Gatherer, Producer's battery locations and drilling and completion schedule sufficiently in advance to allow Gatherer to acquire rights-of-way and to order and install the necessary facilities to be prepared to receive Producer's gas.

        5.2   Gatherer shall construct, or cause to be constructed with reasonable promptness and diligence at its sole risk, cost, and expense, such additions and/or extensions of the System as are necessary and adequate to receive Gas from Producer. Producer agrees that it shall construct, or cause to be constructed with reasonable promptness and diligence at its sole risk, cost, and expense, those of Producer's facilities as are necessary and adequate to deliver Producer's Gas into the System.

        5.3   In the event Producer plans to construct a new central battery that is greater than ** feet from Gatherer's System, Producer shall notify Gatherer in writing of the additional Receipt Point, and Gatherer shall begin the right-of-way acquisition process to help expedite the flow of production. In consideration of Gatherer beginning to acquire right-of-way prior to completion of the central battery, Producer shall fully indemnify Gatherer for all reasonable costs incurred by Gatherer in obtaining the right-of-way in the event the central battery is not installed. Producer shall pay any such invoice to Gatherer within fifteen (15) days after receipt thereof.

        5.4   In the event Producer deems the central battery, that is greater than ** feet from Gatherer's System, to be economically productive, Producer and Gatherer shall discuss Producer's potential offset drilling locations, plans and schedule, and production profiles so that Gatherer may endeavor to properly size the extension of Gatherer's System to accommodate such future drilling. Upon completion of the discussion, Gatherer shall construct, or cause to be constructed with reasonable promptness and diligence the extension of the System.

Article VI.
RECEIPT PRESSURE

        6.1   Producer shall deliver Gas to Gatherer at the Receipt Point(s) at a pressure sufficient to effect delivery into Gatherer's gathering system, against the pressure prevailing therein from time to time; provided, however, that Producer shall not be required to deliver Gas at a pressure greater than **.

        6.2   (a) Gatherer agrees to maintain a Monthly Average Receipt Point pressure (hereinafter, the "MARP") for each Receipt Point each month as follows: The MARP consists of the following values: (i) the sum of daily average individual Receipt Point pressures divided by (ii) the number of days in the subject month, with the final result equaling the MARP for that Receipt Point of not greater than ** at each Receipt Point. Gatherer's agreement to maintain the MARP below ** will commence October 1, 2006. The MARP shall commence to be calculated for the October 2006 production.

        (b)   The average daily Receipt Point pressure and number of days for a Receipt Point, whose operation on a given day is affected by a force majeure condition, shall not be used in calculating the MARP.

        (c)   **

        (d)   **

        (e)   In the event Producer believes the penalties due per the terms of this section have been incorrectly calculated or applied, Producer shall only have 90 days from the end of a given month to notify Gatherer of the error and seek correction.

        (f)    Notwithstanding any other provision of this Section, if Producer's operations result in delivery of free liquids at any Receipt Point, then based upon notice as set forth in Article XVII and confirmation that Producers Receipt Point flowed free liquid into the System, then the Receipt Point's pressure obligation set forth in this Article is suspended for the relevant month and Producer shall reimburse Gatherer the reasonable cost to dispose of any produced water which was inadvertently flowed into the system.

        (g)   **

        6.3   **

        6.4   Should Chesapeake Exploration Limited Partnership sell its oil and gas leasehold interests covered by this agreement, and wish to assign this Agreement to an unaffiliated third party as a result of a segregated asset sale, transfer or trade, **. All other terms and conditions of this Agreement shall survive any such assignment. **.

Article VII.
COMPRESSOR STATION INLET PRESSURE

        7.1   Gatherer shall operate compression within normal operating range of pressures, volumes, and compression ratios for such compression facilities based on the volume of gas available at each respective compressor facility. Gatherer's obligation to operate the compression facilities shall be limited to Gatherer's ability to do such within normal operating limitations, as determined by Gatherer, of such compressors and the daily operating conditions of the System.

        7.2   (a) Gatherer will maintain a Monthly Average Compressor Station Inlet Separator Pressure ("MASP") each month of not greater than ** as measured at the electronic pressure recorder located at the compressor station inlet separator of each of the two (2) facilities used to provide compression (each "Compressor Facility"). Gatherer's agreement to maintain the MASP shall commence October 1, 2006.

        (b)   The MASP consists of the following values: (i) the sum of daily average inlet separator pressure at each individual Compressor Facility divided by (ii) the number of days in the subject month, with the final result equaling the MASP for such month for that Compressor Facility. The average daily inlet separator pressure and number of days for a Compressor Facility whose operation on a given day is affected by a force majeure condition shall not be used in calculating the MASP.

        (c)   **

        (d)   In the event Producer believes the penalties due per the terms of this section have been incorrectly calculated or applied, Producer shall only have 90 days from the end of a given month to notify Gatherer of the error and seek correction.

Article VIII.
MEASUREMENT

        8.1   Gatherer shall measure the Gas delivered by Producer hereunder using electronic flow meters, which Gatherer has installed or caused to be installed at the Receipt Point(s). Measurement shall be made by Gatherer in accordance with the requirements of applicable provisions in ANSI/API 2530, "Orifice Metering of Natural Gas" (American Gas Association Gas Measurement Committee Report No. 3) of the Natural Gas Department of the American Gas Association, as amended from time to time, or by any other method commonly used in the industry and mutually acceptable to the parties. EFM equipment will be designed and installed in accordance to the procedures set forth in the Manual of Petroleum Standards, Chapter 21.1 (Latest Revision). Producer will have access to Gatherer's metering equipment and information received from such metering equipment at reasonable hours. In addition, Producer shall have the right to install check measurement / monitoring equipment at the (1) Receipt Point(s), (2) Compressor Station Inlet Separators, and (3) Delivery Point(s)—including the right to install Producer's check measurement equipment on the Gatherer's meter tube(s). All such check measurement equipment shall be installed so such equipment will not interfere with the operations of Gatherer's equipment.

        8.2   The accuracy of Gatherer's measuring equipment shall be verified by test, and a chromatographic analysis shall be conducted, using means and methods generally acceptable in the gas industry once every six (6) months for Receipt Points which make less than 500 mscfd, every three (3) months for Receipt Points which make between 501 - 1000 mscfd, and every one (1) month for Receipt Points that make 1001 mscfd or more. Measuring equipment found to be registering inaccurately shall be adjusted to read accurately. Gatherer shall give Producer two (2) days notice of upcoming tests. If Producer fails to have a representative present, the results of the test shall nevertheless be considered accurate until the next test. Gatherer shall, upon written request of Producer, conduct a test of Gatherer's measuring equipment, provided that in no event shall Gatherer be required to test its equipment more frequently than once a month. All tests of such measuring equipment shall be made at Gatherer's expense, except that Producer shall bear the expense of tests made at Producer's request.

        8.3   If for any reason, any measuring equipment is inoperative or inaccurate by more than two percent (2%) in the measurement of Gas, then the volume of Gas delivered by Producer to Gatherer during the period of such inaccuracy shall be determined on the basis of the best data available using the first of the following methods which is feasible:

    (i.)
    By using the registration of any check measuring equipment installed and accurately registering; or

    (ii.)
    By using a percentage factor to correct the error, if the percentage of error is ascertainable by calibration, test, or mathematical calculations; or

    (iii.)
    By comparing deliveries made during preceding periods under similar delivery conditions when the meter was registering accurately.

        8.4   An adjustment based on such determination shall be made for such period of inaccuracy as may be definitely known or, if not known, then for one half (1/2) the period since the date of the last meter test. In no event, however, shall any adjustment extend back beyond ninety (90) days from the date the error was first made known by one party hereunder to the other.

        8.5   Each party shall have the right to inspect the other party's equipment, charts, and other measurement or test data during business hours; but the reading, calibration, and adjustment of such equipment and changing of charts shall be done by the party installing and furnishing same. Unless the parties agree otherwise, each party shall preserve all its original test data, charts, and other similar records for a period of two (2) years.

Article IX.
GAS QUALITY AND SPECIFICATIONS

        9.1   All Gas tendered to Gatherer at the Receipt Point(s) shall be commercially free of dust, rust, gum and gum forming constituents, dirt, paraffin, impurities, and other solid or liquid matter which might interfere with its merchantability or cause injury to or interference with the proper operation of the lines, meters, regulators and other appliances through which it flows and shall conform to the following specifications (the "Specifications") and shall be free of Inferior Liquids:

(i.)	Oxygen	None
(ii.)	Free Water	None
(iii.)	H2S	No more than one quarter (1/4) grain per one hundred (100) cubic feet of gas
(iv.)	Heating Value	No less than 1000 BTU per cubic foot
(v.)	Total Sulfur	Including mercaptan and hydrogen sulfide, not to exceed one half (1/2) grain per one hundred (100) cubic feet of gas
(vi.)	Temperature	No more than one hundred twenty degrees Fahrenheit (120°F) and no less than sixty degrees Fahrenheit (60°F)
(vii.)	Carbon Dioxide	No more than two percent (2%) by volume
(viii.)	Nitrogen	No more than two percent (2%) by volume

        9.2   If, at any time during the term of this Agreement, either party ascertains that such Gas fails to meet the Specifications, such party shall immediately notify the other of the extent of the deviation from the Specifications. Producer shall determine the expected duration of such failure and notify the Gatherer of the efforts Producer is undertaking to remedy such deficiency. In the event Producer cannot (or elects not to) remedy such deficiency, Gatherer may, as its sole remedy, refuse to accept delivery of such Gas. In such case, Producer may immediately terminate this Agreement as to the affected Gas.

        9.3   If Gatherer can blend Gas failing to meet the specifications (vii.) Carbon Dioxide and (viii.) Nitrogen with other Gas across the gathering system and such blending causes the composite Gas composition to meet the Specifications; Gatherer agrees to do so, as long as such blending does not cause undue operational problems.

Article X.
GATHERING and DEHYDRATION FEE, LINE LOSS, COMPRESSION, AND FUEL CHARGE

        10.1 For the services provided by Gatherer hereunder, Producer shall pay Gatherer a gathering, compression, hydrocarbon dew point processing, and dehydration fee ("Fees") for each MMBTU of Gas delivered to Gatherer by Producer at the Receipt Point(s) as set forth below.

Tiers	Quantity (MMBTU/d)	Fee ($ per MMBTU)
**	**	$	**
**	**	$	**
**	**	$	**

        An elaboration of the Fee structure set forth above, is as follows: The aggregated monthly quantity of all of the Producer's Receipt Points shall be summed and divided by the number of days for the given production month. From the calculation, a MMBTU per day quantity shall result and the first ** Mmbtu/day shall be assessed a Fee of **, the next **Mmbtu/day shall be assessed a Fee of **, and all remaining quantities greater than **Mmbtu/day shall be assessed **.

        10.2 Additionally, Producer shall pay Gatherer a 2006 well connect recovery fee of $** per MMBTU of Gas delivered by Producer to Gatherer beginning May 1, 2006 **.

        10.3 Gatherer shall assess a deemed fuel and line loss charge of ** on all volumes of Gas delivered by Producer to Gatherer during each Month at each Receipt Point, calculated on a MMBTU basis. The volume of Gas attributable to such deemed fuel and line loss charge shall be deducted from, and shall not be included in, the imbalance volumes being cashed out under the provisions of Article IV of this Agreement.

Article XI.
BILLING, PAYMENT, AND REPORTING

        11.1 On or before the fifteenth (15th) of each Month, Gatherer shall render an invoice to Producer for the preceding Month. Gatherer shall provide Producer with information to support Gatherer's invoice identified as to Producer's Receipt Point(s) and showing the total quantity of Gas delivered hereunder, the amount due therefore, and information sufficient to explain and support any adjustments made by Gatherer in determining the amount billed. Producer shall pay Gatherer or Gatherer shall pay Producer, as the case may be, at the address shown hereunder within 30 days of receipt of invoice. If the correct amount is not paid when due, interest on any unpaid and undisputed portion shall accrue at an interest rate equal to two percent (2%) plus the prime rate as quoted by the Wall Street Journal, or at the highest rate permitted by applicable law, whichever is lower, from due date until date paid. If default with respect to undisputed charges continues after thirty (30) days written notice from Gatherer to Producer, Gatherer may suspend receipt of Gas hereunder without prejudice to any other available remedies at law or in equity.

        11.2 If any overcharge or undercharge in any form whatsoever shall at any time be found relative to any invoice delivered whether outstanding or paid, Gatherer shall refund any amount of overcharge or Producer shall pay any amount of undercharge, as the case may be, within thirty (30) days after final determination thereof; provided, no retroactive adjustment shall be made beyond a period of twenty-four (24) months from the month of production for which the overcharge or undercharge was made.

        11.3 Both parties hereto shall have the right at any and all reasonable times to examine the books and records of the other party to the extent necessary to verify the accuracy of any statement, charge, computation, or demand made pursuant to this Agreement. Prior to such examination, the party requesting it shall execute a mutually acceptable confidentiality agreement if requested to do so.

Article XII.
TAXES

        12.1 Producer shall pay or cause to be paid all production taxes imposed with respect to the Gas delivered and gathered hereunder.

        12.2 Gatherer shall pay all ad valorem or other similar taxes, fees, or assessments imposed by any state or federal authority with respect to the System and ownership thereof. Producer shall pay all other severance, gathering or other similar taxes, fees, or assessments imposed by any state or federal authority with respect to the Gas delivered hereunder. Further, Producer represents that it has timely filed, or shall timely file, any and all reports which it is required to file with respect to production or severance taxes to be paid hereunder. Producer shall indemnify and hold Gatherer harmless with respect to Producer's failure to file any and all such reports or with respect to Producer's failure to pay any and all taxes which Producer is obligated to pay pursuant to the terms of this Agreement.

Article XIII.
CONTROL, POSSESSION, AND TITLE

        13.1 Producer shall indemnify and hold Gatherer harmless from liability with respect to Producer's Gas or Producer's operations to deliver such Gas prior to the Gas being delivered into the System. Gatherer shall indemnify and hold Producer harmless from liability with respect to the Gas delivered into the System after receipt thereof by Gatherer and prior to delivery thereof at the Delivery Point except for any such liability relating to the title to such Gas that shall remain with Producer.

        13.2 Producer warrants title to or the right to deliver all Gas delivered or caused to be delivered hereunder. Producer warrants that such Gas is free from all liens and adverse claims of every kind and agrees to indemnify Gatherer from all suits, actions, debts, accounts, damages, costs, losses, and expenses arising from or out of adverse claims of any or all persons, including governmental entities, as to title to said Gas or as to royalties or charges thereof. Title to the Gas delivered or caused to be delivered by Producer to Gatherer hereunder at the Receipt Point(s) shall remain with Producer and shall not pass to nor vest in Gatherer.

        13.3 Gatherer shall be entitled to and shall own all condensate and pipeline drip collected on the System. Producer shall not have any right, title, or interest in liquid hydrocarbons extracted from the Gas. Producer represents that the Gas delivered under this Agreement is free of rights to extract liquid hydrocarbons in favor of Producer or any other third party. Further, all Gas purchased, sold, gathered, or transported under this Agreement shall not be subjected to processing for extraction of liquid hydrocarbons (other than by conventional mechanical separation) prior to delivery at the Receipt Point(s).

Article XIV.
FORCE MAJEURE

        14.1 If either party is rendered unable, wholly or in part by Force Majeure, to carry out its obligations under this Agreement, then the obligations of the affected party, except for payment due, so far as they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period. Such cause shall, to the extent possible, be remedied with all reasonable dispatch. The affected party shall give notice and full particulars of such Force Majeure in writing by mail or telecopy or other electronic facility to the other party as soon as practicable after the occurrence of the cause relied on.

        14.2 The term Force Majeure as employed herein shall mean acts of God; strikes, lockouts, or other industrial disturbances; acts of the public enemy, wars, blockades, military action, earthquakes, fires, storms or storm warnings, crevasses, floods, or washouts; arrests and restraints of governments and people; civil disturbances; explosions, breakage or accident to machinery or lines of pipe (including any compression or processing facilities located on the System); the necessity for testing or making repairs or alterations to machinery or lines of pipe; freezing of wells or lines of pipe; inability to obtain easements and/or rights-of-way; inability of any party hereto to obtain necessary materials, supplies, or permits due to existing or future rules, regulations, orders, laws, or proclamations of governmental authorities (both Federal and State) including both civil and military; and any other causes whether of the kind herein enumerated or otherwise, and whether caused or occasioned by or happening on account of the act or omission of one of the parties hereto or some persons or concern not a party hereto, not within the control of the party claiming suspension and which, by the exercise of due diligence, such party is unable to prevent or overcome.

        14.3 It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty, and that the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the discretion of the party having the difficulty.

        14.4 Should an event of Force Majeure render Gatherer unable to take delivery of any of Producer's Gas at the Receipt Point(s) for a period exceeding five (5) consecutive calendar days or greater upon mutual agreement of both parties, then Producer may, upon not less than three (3) days prior written notice to Gatherer, temporarily deliver its Gas to a third party for transportation and/or processing; provided, however, that Producer's Gas shall be delivered to Gatherer upon the earlier of the end of the temporary sale or on the first Day of the Month following the Month that the Force Majeure event is rectified.

        14.5 Should an event of Force Majeure render Gatherer unable to take delivery of any of Producer's Gas at any of the Receipt Point(s) for a period exceeding thirty (30) consecutive calendar days, then unless Gatherer reimburses Producer, within 5 days of receipt of an invoice from Producer, for all out of pocket third party costs incurred by Producer to purchase and construct the required facilities to move Producer's gas to an alternate market during the Force Majeure event, Producer may, upon not less than three (3) days prior written notice to Gatherer, permanently deliver its Gas to an alternate party for transportation and/or processing for those Receipt Point(s) impacted by the Force Majeure event and will be released from further obligation to make deliveries for those impacted Receipt Points under this agreement.

Article XV.
TERM

        15.1 This Agreement shall be effective May 1, 2006, and shall continue in full force and effect until April 30, 2016 ("Primary Term"), whereupon Producer shall have the option to exercise one of three options by giving notice prior to January 1, 2016. Producer may elect to i) terminate this agreement by providing ** written notice, ii) extend the term until ** ("Extended Term"), after which this Agreement shall be automatically renewed for successive renewal terms of one (1) month each, unless terminated by either party with at least thirty (30) days prior written notice or iii) **.

Article XVI.
ASSIGNMENTS

        16.1 This Agreement shall extend to and be binding upon the parties hereto, their successors, and assigns. The rights of the parties may be assigned or conveyed in whole or in part from time to time; provided, however, neither party shall assign this Agreement without the prior written consent of the other party which consent shall not be unreasonably withheld. All assignments and conveyances shall be subject to this Agreement and shall not relieve the assignor of its duties hereunder. No transfer of, or succession to, the interest of any party hereto, either in whole or partially, shall affect or bind the other party until the first Day of the Month following the Month in which the other party shall have received written notification thereof. Finally, the conditions addressed under paragraph 6.4 shall apply to any assignment made by Producer.

Article XVII.
NOTICES

        17.1 Except as herein otherwise provided, any notice, request, demand, payment, invoice, statement, or bill provided for in this Agreement or any notice which either party may desire to give to the other shall be in writing and mailed by registered mail or ordinary mail to the post office address of the party intended to receive the same, as the case may be, as follows or to such other address as either party shall designate by written notice to the other party.

If to PRODUCER:

  For Notices and Requests:

  CHESAPEAKE EXPLORATION LIMITED PARTNERSHIP
  Attn: Gas Contract Administration
  6100 North Western Avenue
  Oklahoma City, Oklahoma 73118

  Statements, Bills, Invoices, or Payments:

  CHESAPEAKE EXPLORATION LIMITED PARTNERSHIP
  Attn: Gas Control
  6100 North Western Avenue
  Oklahoma City, Oklahoma 73118

If to GATHERER:

  For Notices and Requests

  MARKWEST PINNACLE L.P.
  2500 City West, Ste. 740
  Houston, Texas 77042
  Attn: Bert Dillmann (email: bdillmann@markwest.com)

  For Statements, Bills, or Invoices

  MARKWEST PINNACLE L.P.
  6655 S. Lewis, Ste. 350
  Tulsa OK 74136
  Attn: Matt Daniel (email: mdaniel@markwest.com)

  For Payments

  Wire:
  MARKWEST PINNACLE L.P.
  **

Article XVIII.
MISCELLANEOUS

        18.1 The interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

        18.2 This Agreement contains the entire understanding of the parties superseding all other agreements, whether oral or written, express or implied. As a result of the parties entering into this Agreement, the Original Agreements have been terminated and replaced by this Agreement. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought. Every covenant, term, and provision of the Agreement shall be construed simply according to its fair meaning and not strictly for or against any party. Any waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by Producer or Gatherer.

        18.3 Fees as specified in Section 10.1 and Penalties as specified in Section 6.2 and 7.2 shall be subject to an annual adjustment. The annual adjustment shall be equal to the lesser of:

    (i.)
    **

    (ii.)
    **

The annual adjustment shall begin on January 1, 2007.

        18.4 Producer, to the extent it can do so, hereby grants to Gatherer the right to use (along with the right to ingress and egress) Producer's leaseholds, properties, and premises underlying the System in order to carry out the provisions of this Agreement with the right to remove same before or after the expiration of this Agreement and the right to free access at all reasonable times to any part of said leaseholds, properties, and premises.

        18.5 The captions in this Agreement are for the convenience of the parties in identification of the provisions hereof and shall not constitute a part of this Agreement nor be considered in the interpretation of this Agreement, and the following shall apply:

    (i.)
    This Agreement was prepared jointly by the parties hereto and not by any party to the exclusion of the other;

    (ii.)
    Failure to exercise any right or rights hereunder shall not be considered a waiver of such right or rights in the future.

        18.6 Each party agrees that it shall maintain this Agreement and the contents thereof in strict confidence, and that it shall not cause or permit disclosure thereof to any third party without the express written consent of the other party; provided, however, that disclosure is permitted in the event and to the extent such party is required by a court or agency exercising jurisdiction over the subject matter thereof, by order or by regulation.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in several counterparts, each of which is an original, as of the date first written above.

PRODUCER:
CHESAPEAKE EXPLORATION LIMITED PARTNERSHIP
By:	/s/ JAMES C. JOHNSON

Title:	Vice President—Marketing
GATHERER:
MARKWEST PINNACLE L.P.
By:	/s/ FRANK SEMPLE
Frank Semple
Title:	President and CEO

EXHIBIT A

**

GAS GATHERING AGREEMENT
EXHIBIT "B" (Page 1 of 2)
BY AND BETWEEN
CHESAPEAKE EXPLORATION LIMITED PARTNERSHIP
AND
MARKWEST PINNACLE L.P.

        Attached to and made a part of Gas Gathering Agreement entered into as of May 1, 2006, by and between Chesapeake Exploration Limited Partnership ("Producer"), and MarkWest Pinnacle, L.P. ("Gatherer").

**

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GAS GATHERING AGREEMENT